Exhibit 99.3

BOFA SECURITIES, INC.

April 27, 2021

Board of Directors

Coherent, Inc.

5100 Patrick Henry Drive

Santa Clara, CA 95054

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated March 24, 2021, to the Board of Directors of Coherent, Inc. (“Coherent”) as Annex E to, and to the reference thereto under the headings “SUMMARY — Opinions of Coherent’s Financial Advisors — Opinion of BofA Securities”, “THE MERGER – Background of the Merger”, “THE MERGER – Coherent’s Reasons for the Merger; Recommendation of the Coherent Board”, “THE MERGER — Opinions of Coherent’s Financial Advisors — Opinion of BofA Securities” and “THE MERGER — Certain Unaudited Prospective Financial Information” in, the joint proxy statement/prospectus relating to the proposed merger involving Coherent and II-VI Incorporated (“II-VI”), which joint proxy statement/prospectus forms a part of II-VI’s Registration Statement on Form S-4 to which this consent is filed as an exhibit. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ BOFA SECURITIES, INC.

BOFA SECURITIES, INC.